Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Third-Quarter Dividend, Increase to Fourth-Quarter Dividend and Participation in Upcoming Investor Conferences

EXTON, PA, May 3, 2018 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company's Board of Directors has approved a third-quarter 2018 dividend of $0.14 per share. The dividend will be paid on August 1, 2018, to shareholders of record as of July 18, 2018.

In addition, the Board of Directors has approved a fourth-quarter dividend of $0.15 per share, a 7.1% increase over the $0.14 per share declared for each of the four preceding quarters. This is the twenty-sixth consecutive annual increase in the Company’s dividend. The fourth-quarter dividend will be paid on November 7, 2018, to shareholders of record as of October 24, 2018.

The Company also announced that management will present an overview of the business at two investor conferences in May. Management will present at the Bank of America Merrill Lynch Healthcare Conference in Las Vegas, Nevada at 4:20 p.m. PDT on Tuesday, May 15, 2018; and at the UBS Global Healthcare Conference in New York, New York at 1:00 p.m. EDT on Monday, May 21, 2018.

A live audio webcast of the presentation and a copy of the presentation will be accessible from the Company’s website at www.westpharma.com/en/investors.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2017 net sales of $1.6 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc. in the United States and other jurisdictions, unless noted otherwise.